Registration No. 333-179007

As filed with the Securities and Exchange Commission on October 28, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACTUANT CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	39-0168610
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(Address and Zip Code of Principal Executive Offices)

THE ACTUANT CORPORATION 401(k) PLAN, AS AMENDED
ELECTRICAL HOLDINGS 401(k) PLAN
(Full title of the plan)

Andrew G. Lampereur	Copies to:
Executive Vice President and Chief Financial Officer	John Tamisiea
Actuant Corporation	Eric Orsic
N86 W12500 Westbrook Crossing	McDermott Will & Emery LLP
Menomonee Falls, Wisconsin 53051	227 West Monroe Street
Chicago, Illinois 60606
(Name and address of agent for service)

(262) 293-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Actuant Corporation (the “Registrant”) filed the Form S-8 Registration Statement No. 333-179007 (the “Registration Statement”) with the Securities and Exchange Commission on January 13, 2012 to register 1,000,000 shares of the Registrant’s Class A Common Stock to be offered pursuant to the Actuant Corporation 401(k) Plan (the “Original Plan”).  The purpose of this Post-Effective Amendment No. 1 is to add an additional plan, the Electrical Holdings 401(k) Plan (the “New Plan”), to the Registration Statement.  No additional securities are being registered hereby.  The Registration Statement registered a sufficient number of shares of Registrant’s Class A Common Stock to cover the Registrant’s obligations under the New Plan and the Original Plan.  The registration fees in respect of such shares of Class A Common Stock were paid at the time of the filing of the Registration Statement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed in this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013;

(b) The description of the Class A Common Stock contained in the Registrant’s registration statement on Form 8-A/A filed with the Securities and Exchange Commission (the “SEC”) on January 15, 2009 as updated by Item 5.03 to the Current Report on Form 8-K filed with the SEC on January 14, 2010; and any amendment or report filed for the purpose of updating such description; and

(c) The Annual Report for the Actuant Corporation 401(k) Plan, as amended (the “Plan”), on Form 11-K for the fiscal year ended August 31, 2012.

All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the SEC of the Registrant’s Annual Report on Form 10-K or the Plan’s Annual Report on Form 11-K, respectively, covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K or Form 11-K, as the case may be.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities registered hereunder will be passed upon for the Registrant by McDermott Will & Emery LLP, the Registrant’s legal counsel. The Registrant’s Secretary, John Tamisiea, is a partner of McDermott Will & Emery LLP.

Item 6.	Indemnification of Officers and Directors.

The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

Article VIII of the Registrant’s Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on October 28, 2013.

ACTUANT CORPORATION

By:	/s/ Andrew G. Lampereur
Name:	Andrew G. Lampereur
Title:	Andrew G. Lampereur Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 28, 2013.

Signature	Title

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Robert C. Arzbaecher

*	Director
Gurminder S. Bedi

*	Director and Executive Vice President
Gustav H. P. Boel

*	Director
Thomas J. Fischer

*	Director
William K. Hall

*	Director
R. Alan Hunter, Jr.

*	Director
Robert A. Peterson

*	Director
Holly A. Van Deursen

*	Director
Dennis K. Williams

/s/ Mark Goldstein	Director and President
Mark Goldstein
/s/ Andrew G. Lampereur	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Andrew G. Lampereur

*	Controller (Principal Accounting Officer)
Matthew P. Pauli

* /s/ Andrew G. Lampereur	Attorney-in-fact
Andrew G. Lampereur

Pursuant to the requirements of the Securities Act of 1933, an authorized representative of the Actuant Corporation 401(k) Plan and the Electrical Holdings 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on October 28, 2013.

ACTUANT CORPORATION 401(k) PLAN

By:	/s/ Matthew P. Pauli
Name:	Matthew P. Pauli
Title:	Plan Administrative Committee Member

ELECTRICAL HOLDINGS 401(k) PLAN

By:	/s/ Matthew P. Pauli
Name:	Matthew P. Pauli
Title:	Plan Administrative Committee Member

ACTUANT CORPORATION

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

5.1*	Opinion (including consent) of McDermott Will & Emery LLP as to the legality of the securities to be issued under the Actuant Corporation 401(k) Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wipfli LLP

24.1*	Powers of Attorney.

99.1*	Actuant Corporation 401(k) Plan, as last amended and restated effective September 1, 2010, and subsequently amended on August 22, 2011 and December 22, 2011.

99.2	Electrical Holdings 401(k) Plan.
* Previously filed.